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Exhibit 11.1  Computation of Net Income (Loss) Per Share of Common Stock


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
                                                For the three months ended        For the nine months ended
                                                      September 30,                     September 30,
                                                   1998             1997             1998             1997
                                             --------------   --------------   --------------   --------------
Denominator for basic income (loss) per
 share:
Potential dilutive common shares                   4,264,476        3,964,702        4,267,394        3,952,029
     Stock options                                       260               --               --          139,478
     Stock warrants                                       --               --               --           13,186
                                              --------------   --------------   --------------   --------------
Denominator for diluted income (loss) per
 share:                                            4,264,736        3,964,702        4,267,394        4,104,693
                                              ==============   ==============   ==============   ==============

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